SCHEDULE 13D/A
                                (AMENDMENT NO. 4)

                    Under the Securities Exchange Act of 1934
                               Hexcel Corporation
          ------------------------------------------------------------
                                (Name of Company)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    428291108
          ------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Oscar S. Schafer
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700

                                 With a copy to:
                            Marc Weingarten, Esq. and
                              David Rosewater, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 756-2000
          ------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                                February 25, 2008
          ------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13D -1(e), 240.13D/A-1(f) or 240.13D-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13D-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 2 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Capital Management LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.5% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 3 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer & Partners I LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            205,970
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        205,970
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         205,970
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 4 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer & Partners II LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,325,586
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,325,586
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,325,586
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.4% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 5 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Overseas Fund Ltd.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8   SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,680,981
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,680,981
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,680,981
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.8% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 6 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Advisors LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,531,556
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,531,556
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,531,556
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.6% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 7 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Schafer Brothers LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.5% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 8 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW                            [ ]
         (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.5% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 9 OF 12 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Peter J. Grondin
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            0
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            800
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         800
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW                            [ ]
         (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 10 OF 12 PAGES
-----------------------------------              -------------------------------
ITEM 1.         SECURITY AND ISSUER

      Pursuant to Rule 13D-2 promulgated under the Act, this Schedule 13D/A ("Amendment No. 4") amends the Schedule 13D filed on April 27, 2007 (the "Original 13D"), as amended by Amendment No. 1 dated July 25, 2007, Amendment No. 2 dated October 22, 2007 and Amendment No. 3 dated November 26, 2007.

     This Amendment No. 4 is being filed by O.S.S. Capital Management LP ("Investment Manager"), Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, O.S.S. Overseas Fund Ltd., O.S.S. Advisors LLC, Schafer Brothers LLC, Oscar S. Schafer and Peter J. Grondin. Amendment No. 4 relates to the ordinary shares ("Shares") of Hexcel Corporation, a Delaware corporation (the "Company").

ITEM 4.         PURPOSE OF TRANSACTION.

Item 4 of the Original 13D, as heretofore amended, is being amended to include the following:

     On February 19, 2008, after considering the issue for more than two months, the Company informed the Investment Manager that it would be willing to nominate only one of the Investment Manager's three nominees to the board of directors of the Company (the "Board"). The Investment Manager immediately advised the Company's Board representative that this would not provide sufficient change in the composition of the Board and, on February 25, 2008, sent a letter to the Company advising that the Investment Manager had no alternative but to take its nominees directly to the Company's shareholders and to proceed with a proxy contest to elect all three of its nominees to the Board. A copy of the letter is attached hereto as Exhibit A and is incorporated by reference.

ITEM 7.         MATERIAL TO BE FILED AS EXHIBITS

Exhibit A.  Letter dated February 25, 2008

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 11 OF 12 PAGES
-----------------------------------              -------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 25, 2008

OSCAR S. SCHAFER




By:/s/ Oscar S. Schafer
   ----------------------------
   Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP By: Schafer Brothers LLC, as General Partner




   By:/s/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/s/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                           PAGE 12 OF 12 PAGES
-----------------------------------              -------------------------------


OSCAR S. SCHAFER & PARTNERS II LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/S/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

O.S.S. OVERSEAS FUND LTD.




   By:/s/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Director

O.S.S. ADVISORS LLC




By:/s/ Oscar S. Schafer
   ----------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member

SCHAFER BROTHERS LLC




By:/s/ Oscar S. Schafer
   ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

PETER J. GRONDIN




By:/s/ Peter J. Grondin
   ----------------------------
   Peter J. Grondin, individually